Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

FROM:	Christy Stoner
Uwharrie Capital Corp
704-991-1138

DATE:	August 12, 2009

Uwharrie Capital Corp and its subsidiary banks, Bank of Stanly, Anson Bank and Trust and Cabarrus Bank and Trust reported earnings before non-recurring items of $1.823 million for the six month period ended June 30, 2009 compared to $ 1.547 million for the same period last year. Net income available to shareholders was $1.206 million for the six month period. Net income available to shareholders at the end of the second quarter was $463 thousand compared to $772 thousand available to shareholders at June 30, 2008. Net income available to shareholders for second quarter and year to date 2009 takes into consideration the payment of dividends on preferred stock issued by the Company and all non-recurring expenses.

At June 30, 2009, assets were $463.8 million up 9.3% compared to assets of $424.2 million at June 30, 2008. For the 12 months ending June 30, 2009, loans increased $8.0 million or 2.4% and total deposits increased $36.7 million or 10.9%. The Company’s capital ratios remain solid with total risk based capital at 14.6% as of June 30, 2009. Uwharrie Capital Corp and all subsidiary banks remain “Well Capitalized” as defined by regulators.

“We remain focused on the basics of our long-term strategy of building long-standing relationships, providing personal service to our customers, supporting our communities and make available credit to help our local economies grow and prosper,” commented Roger L. Dick, Chief Executive Officer and President.